Exhibit 99.1
Dave & Buster’s Announces Board of Directors Transitions
DALLAS, May 2, 2025 (GLOBE NEWSWIRE) -- Dave & Buster's Entertainment, Inc., (NASDAQ: PLAY), ("Dave & Buster's" or "the Company") today announced that it will nominate Allen R. Weiss and Nathaniel J. Lipman for election to its Board of Directors. Existing Board members, Michael Griffith, Gail Mandel, and Jennifer Storms have notified the Company that they will not stand for reelection at the Company’s 2025 annual meeting of shareholders, to be held on June 20, 2025.
“On behalf of the Board, we are pleased to announce the nominations of Al and Nat as independent directors. They each bring a tremendous amount of industry expertise and long track records of value creation to our boardroom at a pivotal time for our Company,” said Kevin Sheehan, Board Chair and Interim Chief Executive Officer. “We would like to thank Mike, Gail, and Jenny for their significant service and contributions during their respective tenures on the Board and wish them the very best in their future endeavors.”
About Allen R. Weiss
Mr. Weiss serves on the board of Alticor, Inc. and has served on the boards of Dick’s Sporting Goods, CEC Entertainment, Inc. (n/k/a CEC Entertainment, LLC), ClubCorp (n/k/a Invited Clubs), Diamond Resorts International, Inc. and Pilot Travel Centers LLC. Mr. Weiss is the former president of worldwide operations for Walt Disney Parks and Resorts, a $10+ billion business with 95,000 employees. As president, Mr. Weiss managed operations at the company’s theme parks and resorts, including the Walt Disney World Resort, Disneyland Resort, Disneyland Resort Paris, Disney Cruise Line, Disney Vacation Club and “Adventures by Disney.” He also spent more than 20 years in various executive positions in finance, marketing and sales, entertainment and operations. Mr. Weiss earned a Master’s in Business Administration from the Crummer Graduate School of Business at Rollins College and a Bachelor of Science in Business Administration from the University of Central Florida.
About Nathaniel (Nat) J. Lipman
Mr. Lipman has significant experience serving as a director of both public and private companies, including active service as a board member of United Parks & Resorts Inc., Trusted Media Brands, Inc., and Apollo Aligned Alternatives, Inc., and prior service on the boards of directors of Tenerity, Inc. (f/k/a Affinion Group Holdings, Inc. and CX Loyalty Holdings, Inc.), Diamond Resorts International, Inc., and Redbox Automated Holdings, LLC. Most recently, Mr. Lipman was Senior Advisor to Tenerity, Inc. and prior to that, he held various legal and finance roles with significant experience in the travel and entertainment industry, including roles with Planet Hollywood, Inc., House of Blues Entertainment, Inc., and The Walt Disney Company. Mr. Lipman earned a Juris Doctor degree from the University of California, Los Angeles and a Bachelor of Arts in Political Economy from the University of California, Berkeley.
About Dave & Buster’s Entertainment, Inc.
Founded in 1982 and headquartered in Coppell, Texas, Dave & Buster's Entertainment, Inc., is the owner and operator of 233 venues in North America that offer premier entertainment and dining experiences to guests through two distinct brands: Dave & Buster’s and Main Event. The Company has 172 Dave & Buster’s branded stores in 43 states, Puerto Rico, and Canada and offers guests the opportunity to "Eat Drink Play and Watch," all in one location. Each store offers a full menu of entrées and appetizers, a complete selection of alcoholic and non-alcoholic beverages, and an extensive assortment of entertainment attractions centered around playing games and watching live sports and other televised events. The Company also operates 61 Main Event branded stores in 22 states across the country, and offers state-of-the-art bowling, laser tag, hundreds of arcade games and virtual reality, making it the perfect place for families to connect and make memories. For more information about each brand, visit daveandbusters.com and mainevent.com.

For Investor Relations Inquiries:

Cory Hatton, Head of Entertainment Finance, Investor Relations & Treasurer
Dave & Buster’s Entertainment, Inc.
Cory.Hatton@daveandbusters.com
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